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                                   EXHIBIT 5.1

May 4, 2000


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Expeditors International of Washington, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

I am acting as counsel for Expeditors International of Washington, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the proposed sale by the Company of up to 4,000,0000 shares of common stock, $.01 par value per share (the "Shares"), issuable by the Company upon the exercise of options (the "Options") granted pursuant to the Company's 1997 Stock Option Plan (the "Plan").

In connection with the foregoing, I have made such review and inquiry as I deem necessary for purposes hereof. Based on such review, I am of the opinion that the Shares will, upon the exercise of the Options and payment of the exercise price therefore, be legally issued, fully paid and non-assessable.

I hereby authorize and consent to the use of this opinion as Exhibit 5.1 to the Company's Registration Statement on Form S-8 with respect to the Shares.

Very truly yours,

/s/ JEFFREY J. KING

Jeffrey J. King, General Counsel
Expeditors International of Washington, Inc.


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